                                                                  EXHIBIT   10
                                                                          ------








                               DETREX CORPORATION

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                           DATED AS OF APRIL 25, 2001

                                  COMERICA BANK










                                                                  Execution Copy


                                TABLE OF CONTENTS

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
         1.       DEFINITIONS                                                                                    1

         2.       THE INDEBTEDNESS: REVOLVING CREDIT                                                            13
                  2.1      Commitment                                                                           13
                  2.2      Types of Advances and Maturity                                                       13
                  2.3      Requests for Advances                                                                13
                  2.4      Disbursement of Advances                                                             14
                  2.5      Revolving Credit Commitment Fee                                                      14
                  2.6      Optional Reduction or Termination of Revolving Credit
                           Commitment                                                                           14
                  2.7      Borrowing Base Limitation                                                            15
                  2.8      Facility Fee                                                                         15
                  2.9      Interest                                                                             15
                  2.10     Interest Periods                                                                     15
                  2.11     Conversions of Advances                                                              16
                  2.12     Prepayment                                                                           16
                  2.13     Eurodollar Lending Office                                                            17
                  2.14     Unavailability                                                                       17
                  2.15     Illegality                                                                           17
                  2.16     Yield Protection                                                                     17
                  2.17     Capital Adequacy                                                                     18

         3.       LETTERS OF CREDIT                                                                             19
                  3.1      Letters of Credit                                                                    19
                  3.2      Conditions to Issuance                                                               19
                  3.3      Letter of Credit Fees                                                                20
                  3.4      Issuance Fees                                                                        20
                  3.5      Existing Letters of Credit                                                           20

         4.       THE INDEBTEDNESS: Equipment Line of Credit                                                    21

         5.       PAYMENTS                                                                                      22
                  5.1      Payment Procedure                                                                    22
                  5.2      Application of Proceeds                                                              22
                  5.3      Deposits and Accounts                                                                22

         6.       CONDITIONS                                                                                    23
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
                  6.1      Execution of Notes and This Agreement                                                23
                  6.2      Corporate Authority                                                                  23
                  6.3      Opinion of Counsel                                                                   23
                  6.4      Collateral Documents                                                                 23
                  6.5      Representations and Warranties                                                       23
                  6.6      Compliance with Certain Documents and Agreements                                     23
                  6.7      No Default                                                                           24
                  6.8      No Material Adverse Change                                                           24
                  6.9      Company's Certificate                                                                24
                  6.10     Other Documents and Instruments                                                      24
                  6.11     Borrowing Base Report                                                                24
                  6.12     Continuing Conditions                                                                24

         7.       REPRESENTATIONS AND WARRANTIES                                                                24
                  7.1      Corporate Authority                                                                  24
                  7.2      Due Authorization                                                                    25
                  7.3      Encumbrances                                                                         25
                  7.4      No Negative Pledges                                                                  25
                  7.5      Subsidiaries                                                                         25
                  7.6      Taxes                                                                                25
                  7.7      Enforceability of Agreement and Loan Documents                                       25
                  7.8      Non-contravention                                                                    25
                  7.9      No Litigation                                                                        25
                  7.10     Consents, Approvals and Filings, Etc                                                 26
                  7.11     ERISA                                                                                26
                  7.12     No Investment Company                                                                26
                  7.13     Agreements Affecting Financial Condition                                             26
                  7.14     Title to Collateral                                                                  26
                  7.15     Environmental Matters and Safety Matters                                             26
                  7.16     Accuracy of Information                                                              27

         8.       AFFIRMATIVE COVENANTS                                                                         27
                  8.1      Financial Statements                                                                 27
                  8.2      Certificates; Other Information                                                      29
                  8.3      Payment of Obligations                                                               29
                  8.4      Conduct of Business and Maintenance of Existence                                     30
                  8.5      Maintenance of Property                                                              30
                  8.6      Inspection of Property; Books and Records; Discussions                               30
                  8.7      Notices                                                                              30


                                       ii

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                                TABLE OF CONTENTS
                                   (Continued)
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
                  8.8      Indemnification                                                                      31
                  8.9      Further Assurances; Financing Statements                                             31
                  8.10     Compliance with Leases                                                               32
                  8.11     Insurance                                                                            32
                  8.12     Power of Attorney                                                                    32

         9.       NEGATIVE COVENANTS                                                                            33
                  9.1      Cash Flow Coverage Ratio                                                             33
                  9.2      Consolidated Tangible Net Worth                                                      33
                  9.3      Indebtedness                                                                         33
                  9.4      Limitation on Liens                                                                  33
                  9.5      Contingent Obligations                                                               33
                  9.6      Prohibition of Fundamental Changes                                                   33
                  9.7      Prohibition on Sale of Assets                                                        34
                  9.8      Investments                                                                          34
                  9.9      Sale and Leaseback                                                                   35
                  9.10     Negative Pledge of Assets                                                            35

         10.      DEFAULTS                                                                                      35
                  10.1     Events of Default                                                                    35
                  10.2     Exercise of Remedies                                                                 37
                  10.3     Rights Cumulative                                                                    37
                  10.4     Waiver by Companies of Certain Laws                                                  37
                  10.5     Waiver of Defaults                                                                   38

         11.      MISCELLANEOUS                                                                                 38
                  11.1     Accounting Principles                                                                38
                  11.2     Consent to Jurisdiction                                                              38
                  11.3     Law of Michigan                                                                      38
                  11.4     Interest                                                                             38
                  11.5     Closing Costs and Other Costs                                                        39
                  11.6     Notices                                                                              39
                  11.7     Further Action                                                                       39
                  11.8     Successors and Assigns                                                               40
                  11.9     Indulgence                                                                           40
                  11.10    Counterparts                                                                         40
                  11.11    Amendment and Waiver                                                                 40
                  11.12    Confidentiality                                                                      40
                  11.13    Effective Upon Execution                                                             40



                                      iii


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                                TABLE OF CONTENTS
                                   (Continued)
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                  11.14    Waiver of Jury Trial                                                                 40
                  11.15    Complete Agreement; Conflicts                                                        41
                  11.16    Severability                                                                         41
                  11.17    Table of Contents and Headings                                                       41
                  11.18    Construction of Certain Provisions                                                   41
                  11.19    Independence of Covenants                                                            41
                  11.20    Reliance on and Survival of Various Provisions                                       41
                  11.21    Concerning Joint and Several Liability of the Companies and Related
                           Matters                                                                              42
                  11.22    Conflict between Security Agreements, Mortgages and Agreement                        43



Exhibits

Exhibit A         -        Form of Borrowing Base Report
Exhibit B         -        Existing Letters of Credit
Exhibit C         -        Form of Letter of Credit Agreement
Exhibit D         -        Eligible Inventory Summary Form
Exhibit E         -        Revolving Credit Note Form
Exhibit F         -        Compliance Certificate
Exhibit G         -        Real Property
Exhibit H         -        Month End Aging and Ineligible Summary Form
Exhibit I         -        Form of Equipment Note
Exhibit J         -        Form of Equipment Term Note
Exhibit K         -        Request for Advance Form

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT



         THIS AMENDED AND RESTATED CREDIT AGREEMENT (the "Agreement"), is made as of the 25th day of April, 2001, by and between Comerica Bank ("Bank") and the borrowers listed on Schedule 1, each having its chief executive office at the location listed below its name on Schedule 1 (individually a "Company" and collectively "Companies").

         RECITALS:

         A. Companies and Bank entered into a Credit Agreement dated June 13, 1996, as amended by seven amendments ("Existing Agreement").

         B. Companies and Bank desire to amend and restate the Existing Agreement in its entirety.

         NOW, THEREFORE, the Existing Agreement is amended and restated in its entirety as follows:

         1. DEFINITIONS

         For purposes of this Agreement the following terms (when capitalized) will have the following meanings:

         "Account Debtor" shall mean the party who is obligated on or under any Account.

         "Account(s)" shall mean, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered, as further defined under the UCC.

         "Advance" shall mean a borrowing requested by Companies and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 2.12 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

         "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under the common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

         "Applicable Interest Rate" shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Companies from time to time pursuant to the terms of this Agreement.

         "Borrowing Base Report" shall mean the report to be furnished by Companies to Bank pursuant to the provisions of Sections 6.11 and 8.2(c) hereof, substantially in the form of Exhibit "A" attached hereto.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, Michigan.

         "Capital Expenditures" shall mean, with respect to any Person, without duplication, any amounts accrued in respect of a period in respect of any purchase or other acquisition for value of fixed or capital assets; provided that, in no event shall Capital Expenditures include amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP).

         "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with GAAP is required to be capitalized on the balance sheet of that Person.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Collateral" shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Bank is or has been granted or arises or has arisen, under or in connection with this Agreement, the Loan Documents or otherwise, to secure the Indebtedness of the Companies to the Bank.

         "Collateral Documents" shall mean the Security Agreements, the Mortgages, the Pledge Agreement and all of the other security documents executed by Companies and delivered to the Bank as of the date hereof or, from time to time, subsequent thereto, in connection with this Agreement, as such Collateral Documents may be amended from time to time.

         "Commonly Controlled Entity" shall mean, with respect to any Person, an entity, whether or not incorporated, which is under common control with Detrex within the meaning of Section 414(b) or (c) of the Code.

         "Companies" shall mean the borrowers listed on Schedule 1.

         "Consolidated Adjusted Net Income" shall mean as of any date of determination thereof net income from continuing operations of Detrex and its consolidated Subsidiaries for the applicable Measuring Period (determined without giving effect to extraordinary gains or extraordinary losses), determined in accordance with GAAP, as consolidated in accordance with GAAP, less to the extent added in calculating such net income, the amount of any recoveries in environmental reserves (net of applicable taxes) and plus to the extent deducted in calculating such net income, the amount of any deductions related to increases in environmental reserves (net of applicable taxes) and any charges taken in connection with the closing of any facility of Detrex or any of its Subsidiaries.

         "Consolidated Cash Flow Coverage Ratio (Environmental)" shall mean as of any date of determination thereof, a ratio, the numerator of which is Consolidated Adjusted Net Income for the applicable Measuring Period, plus depreciation and amortization expenses for such period, of Detrex and its consolidated Subsidiaries and the denominator of which is the sum of unfunded Capital Expenditures, payments on capital leases and dividends paid or payable during such period, of Detrex and its consolidated Subsidiaries plus the amount of all payments of principal paid or payable by Detrex and its consolidated Subsidiaries during such period, plus, to the extent not reflected in the calculation of Consolidated Adjusted Net Income, the amount of any cash expenditures during such period by Detrex and its consolidated Subsidiaries which are deductions from long term or short term environmental reserves, all as determined in accordance with GAAP, as consolidated in accordance with GAAP.

         "Consolidated Cash Flow Coverage Ratio (Operating)" shall mean as of any date of determination thereof, a ratio, the numerator of which is Consolidated Adjusted Net Income for the applicable Measuring Period, plus depreciation and amortization expenses for such period, of Detrex and its consolidated Subsidiaries and the denominator of which is the sum of unfunded Capital Expenditures, payments on capital leases and dividends paid or payable during such period, of Detrex and its consolidated Subsidiaries plus the amount of all payments of principal paid or payable by Detrex and its consolidated Subsidiaries during such period, all as determined in accordance with GAAP, as consolidated in accordance with GAAP.

         "Consolidated Tangible Net Worth" shall mean as of the date of any determination thereof, the total shareholders' equity (including capital stock and additional paid in capital and retained earnings after deducting treasury stock) of Detrex and its consolidated Subsidiaries which would appear as such on a consolidated balance sheet of Detrex and its consolidated Subsidiaries as at such time prepared in accordance with GAAP, less any amounts reflected therein for any goodwill and intangible assets and less any amounts reflected therein for minority interests.

         "Contingent Obligation" as to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other financial obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any financial agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

         "Detrex" shall mean Detrex Corporation, a Michigan corporation.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, supplemented, or modified or any successor act or code.

         "Effective Date" shall mean April 25, 2001 upon which date the obligations of Companies and Bank under this Agreement shall be effective.

         "Eligible Account" shall mean an Account which has been included in a Borrowing Base Report to determine the Lending Availability, and as to which Account the following is true and accurate as of the time it was utilized to determine the Lending Availability and as of the time Companies have requested an Advance based in part thereon:

         (a) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

         (b) it arises from the sale of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

         (c) it is payable in U.S. Dollars and is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing (including computer records) reasonably acceptable to the Bank, and is not evidenced by any note, trade acceptance, draft or other instrument or by any chattel paper;

         (d) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor, whether or not asserted by such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part, other than routine adjustments in the ordinary course of business with Account Debtor which may require refunds from time to time which are not material in the aggregate;

         (e) it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

         (f) it is not owing by a subsidiary or Affiliate of any of the Companies, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

         (g) it is not owing by an Account Debtor for which Companies have received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

         (h) it is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion (based on a good faith belief that the collectibility of the Accounts owed by such Account Debtor is impaired), shall have notified Companies are not deemed to constitute Eligible Accounts.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

         "Eligible Inventory" shall mean Inventory consisting of raw materials or finished goods of any of the Companies (other than Detrex) which has been included in a Borrowing Base Report to determine the Lending Availability and as to which Inventory the following is true and accurate as of the time it was utilized to determine the Lending Availability and as of the time the Companies have requested an Advance based in part thereon:

                  (a) such item of Inventory is of merchantable quality and is usable or salable by Companies in the ordinary course of their business;

                  (b) Companies have granted to the Bank a perfected security interest in such item of Inventory prior in right to all other persons or entities and such item of Inventory has not been sold, transferred or otherwise assigned by Companies to any person other than the Bank;

                  (c) such item of Inventory is located within the continental United States of America at such location or locations as Company shall have represented in the Loan Documents, relating to Inventory;

                  (d) the value of each item of Inventory utilized to determine the Lending Availability was determined in accordance with GAAP utilizing "first in, first out", at the lower of cost or market value;

                  (e) it is not Inventory that Bank, acting in its sole discretion (based on a good faith belief that the value of such inventory is impaired), after having notified Companies, excludes from Eligible Inventory.

Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

         "Environmental Material Adverse Event" shall mean any event relating to any environmental condition (including any final adverse determination in any litigation, arbitration or governmental investigation or proceeding) which has or is likely to impose on any of the Companies a liability or assessment in a material amount unless such liability or assessment has been reflected in the environmental reserve included in the financial statements of Detrex most recently filed with the Securities and Exchange Commission.

         "Equipment Line Maturity Date" shall mean May 1, 2002.

         "Equipment Note" shall mean the Note described in Section 4.1 hereof made by Companies to Bank in the form attached hereto as Exhibit "I".

         "Equipment Term Notes" shall mean the Notes described in Section 4.2 hereof made by Companies to Bank in the form attached hereto as Exhibit "J".

         "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

         "Eurodollar-based Rate" shall mean a per annum interest rate which is equal to the sum of two and one quarter percent (2 1/4%) plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by

         (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Eurodollar Lending Office" shall mean Bank's office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Companies.

         "Event of Default" shall mean any of the Events of Default specified in
Section 10.1 hereof.

         "Existing Letters of Credit" means those letters of credit listed on Exhibit "B" hereto which were issued by the Bank for the account of the Companies listed on Exhibit "B" hereto before the date of this Agreement, as such letters of credit may be amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

         "Formula Debt" shall mean at any time, the sum of all outstanding Advances hereunder and the undrawn portion of outstanding Letters of Credit.

         "GAAP" shall mean generally accepted accounting principles in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

         "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

         "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Material on or about any facilities owned, leased or operated by any of the Companies, any Material Property or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air and further including, without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, as amended from time to time; the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; and the regulations promulgated in connection therewith; the Environmental Protection Agency regulations pertaining to asbestos (including 40 C.F.R. Part 61, Subpart
M); Occupational Safety and Health Administration regulations pertaining to asbestos (including 29 C.F.R. Sections 1910.1001 and 1926.58); the Michigan Environmental Response Act, as amended, M.C.L.A. 299.601, et seq.; and any state and local laws and regulations pertaining to Hazardous Wastes and/or asbestos; any so-called "Superfund" or "Superlien" law, any so-called "superfund" or "superlien" law; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Hereof", "Hereto", "Hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

         "Indebtedness" of any Person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations of such person as lessee under any lease which, in accordance with GAAP, is or should be capitalized on the books of the lessee, (c) all obligations which are secured by any lien or encumbrance existing on any asset or property of such Person whether or not the obligation secured thereby shall have been assumed by such Person and
(d) all obligations of others similar in character to those described in clauses
(a) through (c) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other Person.

         "Interest Period" shall mean with respect to any Eurodollar-based Advance or election of a Eurodollar-based Rate, a period of one (1), two (2), three (3) or six (6) months as (or any other period of time agreed to by Companies and Bank) selected by Companies pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.

         "Inventory" shall have the meaning ascribed to such term in the UCC.

         "Issuing Office" shall mean Bank's International Banking Department, Letter of Credit Division, 13th Floor, 500 Woodward Avenue, Detroit, Michigan, or such other office as Bank shall designate as its Issuing Office.

         "Lending Availability" shall mean as of any date of determination thereof, the sum of (a) eighty five percent (85%) of Eligible Accounts plus (b) fifty percent (50%) of Eligible Inventory; provided, however, in no event shall the amount of Lending Availability determined under clause (b) exceed Five Million Dollars ($5,000,000), less (c) the amount of the Reserve as of such date of determination.

         "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application of Companies requesting Bank to issue such Letter of Credit (including the terms and conditions on the reverse side thereof or otherwise provided therein), substantially in the form attached hereto as Exhibit "C".

         "Letter of Credit Fees" shall mean the fees payable to the Bank in connection with Letters of Credit pursuant to Section 3.3 hereof.

         "Letter of Credit Maximum Amount" shall mean the lesser of: (a) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) or (b) the Revolving Credit Commitment minus the principal amount of Advances outstanding from time to time under the Revolving Credit Note.

         "Letter of Credit Obligation" shall mean the obligation of Companies under each Letter of Credit Agreement to reimburse the Bank for each payment made by the Bank under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing to the Bank under such Letter of Credit Agreement.

         "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Bank as a result of a draw against any Letter of Credit.

         "Letter(s) of Credit" shall mean any standby letters of credit issued by Bank, titled as such, at the request of or for the accounts of Companies pursuant to Article 3 hereof.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit-arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any related financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Loan Documents" shall mean collectively, this Agreement, the Revolving Credit Note, the Collateral Documents, any Letter of Credit Agreements and any other documents, instruments or agreements executed pursuant to or in connection with any such document.

         "Material Property" shall mean with respect to each of the Companies any property, whether personal or real, owned, leased or otherwise used by such Company which is material to the operations of such Company.

         "Measuring Period" shall mean for any date of the determination ending on or before September 31, 2001, the period from January 1, 2001 through such date of determination and for any date of determination occurring on or after December 31, 2001 shall mean the four preceding fiscal quarters ending on such date.

         "Mortgages" shall mean the Continuing Collateral Mortgages encumbering the real property described in attached Exhibit "G" executed and delivered by Companies to the Bank as of the date hereof, as amended from time to time.

         "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Notes" shall mean the Revolving Credit Note, the Equipment Note and each Equipment Term Note and "Note" shall mean each of them.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Permitted Encumbrances" shall mean with respect to any Person:

                  (a) the liens and encumbrances granted under or established by this Agreement or the Loan Documents;

                  (b) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes known to such Person has been made on the books of such Person as may be required by GAAP, and, in the case of any such contest, if so requested by the Bank, an opinion of counsel (or other evidence satisfactory to the Bank) to the effect that non-payment of such taxes will not endanger the lien or security interest afforded by the Collateral Documents and that none of the Collateral will be subject to loss or forfeiture as a result of such nonpayment;

                  (c) mechanics', materialmen's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

                  (d) liens arising in connection with worker's compensation, unemployment insurance, old age pensions (subject to the applicable provisions of this Agreement) and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

                  (e)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States or any foreign government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or, except to the extent permitted pursuant to the provisions of subsection (g) below, the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP;

                  (f) Liens listed in attached Schedule 2; and

                  (g) Purchase money security interests to secure purchase money indebtedness, not to exceed Five Hundred Thousand Dollars ($500,000) in aggregate principal amount at any one time outstanding, incurred for the purpose of purchasing or acquiring fixed assets, so long as such security interests are created substantially contemporaneously with the respective assets so purchased or acquired, do not extend to any other property or assets of Companies other than the fixed assets so financed, and secure only the purchase money indebtedness incurred specifically to purchase or acquire the respective fixed assets.

         "Person" shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

         "Plan" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which any of the Companies or a Commonly Controlled Entity is an "employer" as defined in Section 4(5) of ERISA.

         "Pledge Agreements" shall mean the Security Agreements (Negotiable Collateral) pursuant to which Detrex and The Elco Corporation have pledged to the Bank all of their respective interests in their Subsidiaries, as amended from time to time.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate less one half of one percent (1/2%) or (ii) the Alternate Base Rate.

         "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

         "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "K".

         "Requirement of Law" shall mean, as to any Person, the Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Reserve" shall mean as of any date of determination the amount determined as set forth below:

                           Period                                               Amount
                           ------                                               ------
                  January 1 through March 31                                    $0
                  April 1 through June 30                                       $145,000
                  July 1 through September 30                                   $290,000
                  October 1 through December 31                                 $435,000

         "Responsible Officer" shall mean, as to any Person, the chief executive officer or chief operating officer of such Person or, with respect to financial matters, the chief financial officer of such Person.

         "Revolving Credit Commitment" shall mean Thirteen Million Dollars ($13,000,000), subject to reduction or termination pursuant to Section 2.6 hereof.

         "Revolving Credit Commitment Fee" shall mean the commitment fee payable to Bank pursuant to Section 2.5(a) hereof.

         "Revolving Credit Maturity Date" shall mean May 1, 2003.

         "Revolving Credit Note" shall mean the Note described in Section 2.1 hereof made by Companies to the Bank in the form annexed to this Agreement as Exhibit "E" hereto.

         "Security Agreements" shall mean those certain security agreements encumbering the accounts, inventory, general intangibles, machinery, equipment and all other personal property of Companies, executed and delivered by Companies to the Bank, as of the date hereof, as amended from time to time.

         "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan.

         "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person and in any event shall include, as to any Person, a corporation of which fifty percent (50%) of the shares of voting stock are owned by such Person.

         "UCC" shall mean the Uniform Commercial Code, as adopted in the State of Michigan.

         Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

         2. THE INDEBTEDNESS: REVOLVING CREDIT

         2.1 Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to lend to Companies at any time and from time to time from the Effective Date until the Revolving Credit Maturity Date, and Companies may borrow, sums not to exceed the Revolving Credit Commitment. All of the Advances under this Section 2.1 shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 Types of Advances and Maturity. The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent manifest error.

         2.3 Requests for Advances. Companies may request an Advance under the Revolving Credit upon the delivery to Bank of a Request for Advance executed by an authorized officer of Detrex, subject to the following:

         (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "K";

         (b) each such Request for Advance shall be delivered to Bank by 11:00 a.m. Detroit time on the proposed date of Advance in the case of a Prime-based Advance and by 11:00 a.m. Detroit time on the third Business Day preceding the proposed date of Advance in the case of a Eurodollar-based Advance;

         (c) the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in the case of a Eurodollar-based Advance at least $500,000 or any larger amount in $50,000 increments;

         (d) a Request for Advance, once delivered to Bank, shall not, without Bank's consent, be revocable by Companies;

         (e) the principal amount of such Advance, plus the principal amount of all other Advances and the undrawn amount of all other Advances and the undrawn amount of all Letters of Credit which shall be outstanding as of the date of the requested Advance, shall not exceed the Revolving Credit Commitment;

         (f) upon the funding of the requested Advance, the Formula Debt shall not exceed the Lending Availability.

         Bank may, at its discretion lend under this Section 2 upon the telephone request of an authorized officer of Detrex and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit "K". Companies hereby authorize Bank to disburse advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Detrex and Companies shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

         2.4 Disbursement of Advances. Unless the conditions for Advances are not met by Companies or the Revolving Credit Commitment shall have been suspended or terminated in accordance with this Agreement, the Bank shall make available to Companies not later than 4:00 p.m. (Detroit time) on such date the aggregate of the amounts so requested from it in like funds by credit to an account of Companies maintained with Bank or to such other account or third party as Companies may direct.

         2.5 Revolving Credit Commitment Fee.

         (a) From the date of execution of this Agreement to the Revolving Credit Maturity Date, the Companies shall pay to the Bank a Revolving Credit Commitment Fee monthly in arrears commencing June 1, 2001, and within three Business Days after the last day of each month thereafter. The Revolving Credit Commitment Fee shall be an amount equal to the average daily balance of the unborrowed portion of the Revolving Credit Commitment for the monthly period then ending, minus the average daily face amount of any outstanding Letters of Credit during such period, multiplied by one quarter of one percent (1/4%). The Revolving Credit Commitment Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Upon request of Companies, Bank shall provide to Companies the detail of Bank's computation of the Revolving Credit Commitment Fee. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day;

         (b) It is expressly understood that the fees described in this Section are not refundable under any circumstances.

         2.6 Optional Reduction or Termination of Revolving Credit Commitment. Upon at least five (5) Business Days' prior written or facsimile notice by Detrex, on behalf of the Companies, to the Bank, the Companies may permanently reduce the Revolving Credit Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Commitment shall be in an aggregate amount equal to One Million Dollars ($1,000,000) or any larger amount in One Million Dollars ($1,000,000) increments; (ii) each reduction or termination shall be accompanied by the payment of the Revolving Credit Commitment Fee, if any, accrued on the amount of the Revolving Credit Commitment so reduced through the date of such reduction or termination; (iii) the Revolving Credit Commitment, as so reduced, shall not be less than the aggregate face amount of outstanding Letters of Credit; and (iv) the Companies shall prepay the amount, if any, by which the sums of aggregate unpaid principal amount of the Revolving Credit Note plus the aggregate face amount of outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitment as so reduced, together with interest thereon to the date of prepayment.

         2.7 Borrowing Base Limitation. Notwithstanding anything to the contrary herein, at no time shall the Formula Debt exceed the Lending Availability. If at any time the Formula Debt shall exceed the Lending Availability, Companies shall forthwith make a principal payment on the Revolving Credit Note in an amount sufficient to bring Formula Debt in compliance with the Lending Availability. Lending Availability shall be determined on the basis of the most recent Borrowing Base Report to be delivered by Detrex, on behalf of the Companies, to Bank pursuant to the provisions of Section 8.2(c) hereof.

         2.8 Facility Fee. Upon execution of this Agreement, Companies shall pay to the Bank a non-refundable facility fee in the amount of Sixty Thousand Dollars ($60,000).

         2.9 Interest. Advances under the Revolving Credit Note shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Companies may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable monthly on the first Business Day of each month, commencing on the first Business Day following the month during which such Advance is made, and at maturity. With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto, provided, however, if such Interest Period is longer than three months, interest shall be payable three months following the first day of such Interest Period and on the last day of such Interest Period. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and solely during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of Eurodollar-based Advances, three percent (3%) above the rate which would otherwise be applicable under this
Section 2.9 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this
Section 2.9. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

         2.10 Interest Periods. Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 2.11 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three or six months thereafter (or any other date agreed to by Companies and Bank), as the Companies may elect as set forth below, subject to the following:

                  (i) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

                  (ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Companies shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to
Section 2.11, as the case may be. Provided that no Event of Default shall have occurred and be continuing, the Companies may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 11:00 a.m. on the third Business Day immediately preceding the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Companies, the Companies shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

         2.11 Conversions of Advances. Provided that no Event of Default shall have occurred and be continuing, the Companies may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Companies desire to convert an Advance, it shall give the Bank written, telephonic or telegraphic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 11:00 a.m. Detroit time on the applicable date of conversion in the case of conversion to a Prime-based Advance and not later than 11:00 a.m. Detroit time on the third Business Day immediately preceding the date of conversion in the case of conversion to a Eurodollar-based Advance.

         2.12 Prepayment. If Companies make any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Companies fail to borrow any Eurodollar-based Advance after notice has been given by Companies to Bank in accordance with the terms hereof requesting such Advance, or if Companies fail to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Companies shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Companies to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Companies, Bank shall deliver to Companies a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         2.13 Eurodollar Lending Office. For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

         2.14 Unavailability. If with respect to any Interest Period, Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Companies. Thereafter, until Bank notifies Companies that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Companies to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Companies may elect as Applicable Interest Rates only those which remain available.

         2.15 Illegality. If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Companies. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Companies to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Companies may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

         2.16 Yield Protection. If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive

(whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Revolving Credit Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Revolving Credit Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Revolving Credit Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Companies of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error. Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank's internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance or Bank. Companies shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

         2.17 Capital Adequacy. In the event that at any time after the date of this Agreement any change in law such as described in Section 2.16, hereof, shall, in the reasonable opinion of Bank require that the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank's or Bank's parent's capital or assets as a consequence of the Bank's obligations hereunder to a level below that which Bank or Bank's parent would have achieved but for such change, then Bank shall notify Companies and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

         3. LETTERS OF CREDIT.

         3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Bank may through its Issuing Office, in its sole discretion, at any time and from time to time from the Effective Date until the Revolving Credit Maturity Date, upon the request of Detrex, on behalf of the Companies, issue standby Letters of Credit for the account of Companies, in an aggregate amount at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall provide an initial expiration date not later than one (1) year from its date of issuance or such later date as is acceptable to Bank (subject to renewals in Bank's sole discretion) and that it is available by drafts drawn at sight and presentation of documents (which shall be payable within three (3) Business Days of sight, provided that the terms and conditions of the Letter of Credit are complied with); provided that each Letter of Credit shall expire upon (notwithstanding any renewals thereof) three (3) Business Days prior to the Revolving Credit Maturity Date, unless such condition is waived by Bank. Provided further, that all applications will be submitted and all Letters of Credit issued in accordance with applicable provisions of U.S. law and regulations, including, without limitation, the Trading with the Enemy Act, Export Administration Act, International Emergency Economic Powers Act and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

         3.2 Conditions to Issuance. No Letter of Credit shall be issued for Companies unless, as of the date the issuance of such Letter of Credit is requested:

                  (a) the face amount of the Letter of Credit requested, plus the face amount of all other outstanding Letters of Credit does not exceed the Letter of Credit Maximum Amount;

                  (b) the face amount of the Letter of Credit requested, plus the principal amount of all Advances under the Revolving Credit Note outstanding and other outstanding Letters of Credit, does not exceed the Revolving Credit Commitment;

                  (c) the obligations of Companies set forth in this Agreement and any of the Loan Documents are valid, binding and enforceable obligations of each of the Companies, subject to bankruptcy, reorganization or similar laws limiting the enforceability of creditor's rights generally and be subject to the availability of equitable remedies;

                  (d) no Event of Default exists and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default exists;

                  (e) the representations and warranties contained in this Agreement and the Loan Documents are true in all material respects;

                  (f) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Companies (or any of them);

                  (g) the Companies shall have delivered to Bank and the Issuing Office, not less than five (5) Business Days prior to the requested date for issuance, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Bank and its Issuing Office;

                  (h) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the Letter of Credit, and no applicable law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Bank refrain from issuing the Letter of Credit requested or letters of credit generally;

                  (i) Bank shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to Section 3.3 hereof.

Each Letter of Credit Agreement submitted to Bank pursuant hereto shall constitute the requesting party's certification of the matters set forth in this
Section 3.2 (a) through (i).

         3.3 Letter of Credit Fees. Companies agree to pay to Bank, Letter of Credit Fees with respect to the undrawn face amount of such Letter of Credit issued pursuant hereto, at a per annum rate equal to two percent (2%). Such fees shall be payable annually in advance and shall be calculated on the basis of a 360 day year and assessed for the actual number of days elapsed from the date of the issuance of each Letter of Credit until the date of expiration set forth in such Letter of Credit.

         3.4 Issuance Fees. In connection with the Letters of Credit, the Companies will pay the Bank, letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Bank or its Issuing Office.

         3.5 Existing Letters of Credit. Each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit, and each application submitted in connection with each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit Agreement.

         4. THE INDEBTEDNESS: EQUIPMENT LINE OF CREDIT

         4.1 Bank may lend to Companies at any time and from time to time from the date hereof until the Equipment Line Maturity Date, sums not to exceed Three Million Dollars ($3,000,000) in aggregate principal amount. Each of the borrowings hereunder shall be evidenced by the Equipment Note.

         4.2 On June 1 and December 1 of each year, the advances outstanding under the Equipment Note shall be termed out under an Equipment Term Note. The indebtedness represented by each Equipment Term Note shall be payable in equal monthly principal installments equal to the amount necessary to amortize the original amount of such Equipment Term Note over a five year term commencing on the first day of the first month after such Note is executed and on the first day of each month thereafter until the maturity date thereof, when the entire unpaid balance of principal and interest thereon shall be due and payable. The maturity date for each Equipment Term Note shall be the date which is five (5) years after the date thereof. In addition to the above required payments on principal, Company agrees to pay interest on the unpaid principal balance of the Equipment Note and each Equipment Term Note from time to time outstanding at a per annum rate equal to the Prime Rate less one quarter of one percent (1/4%), provided, however, upon the occurrence of any Event of Default hereunder, interest shall be payable at a per annum rate of three percent (3%) above the Prime Rate. Interest payments shall be made monthly, commencing on the first day of the first month following the advance under the Equipment Note or applicable Equipment Term Note and on the first day of each month thereafter. Interest shall be computed on a daily basis using a year of 360 days for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

         4.3 Bank shall not make advances under this Section 4 unless Companies shall have first filed with Bank a request for draw in form acceptable to Bank executed by an authorized officer of Companies. Each such request for an advance shall be submitted to Bank not less than ten (10) days prior to the requested date of disbursement of the advance.

         4.4 Bank will approve requests for draws upon presentation by Company of such documents, instruments or opinions, in form and substance satisfactory to the Bank, as the Bank may required

         4.5 Companies may prepay the Equipment Note and each Equipment Term
Note in whole or in part without penalty. Any prepayments shall be applied to principal payments due under the applicable note in the inverse order of their maturities.

         4.6 Proceeds of the Equipment Note shall be used solely to finance the acquisition of machinery and equipment which is acceptable to Bank and each advance shall be based on eighty percent (80%) of the invoice cost (excluding installation and delivery expenses and other soft costs) of the machinery and equipment to be purchased.

         4.7 The Companies shall pay to the Bank an equipment facility commitment fee quarterly in arrears commencing July 1, 2001, and within three Business Days after the last day of each calendar quarter thereafter. The fee shall be an amount equal to the average daily balance of the unborrowed portion of the equipment facility for the quarterly period then ending, multiplied by one quarter of one percent (1/4%). The fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Upon request of Companies, Bank shall provide to Companies the detail of Bank's computation of the fee. Whenever any payment of the fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day.

         4.8 The aggregate amount of advances available under this Section 4 shall not exceed $3,000,000. Each advance shall be in amount not less than $100,000.

         5. PAYMENTS.

         5.1 Payment Procedure.

                  (a) All payments by Companies of principal of, or interest on, the Notes or of Revolving Credit Commitment Fees, Letter of Credit Obligations, Letter of Credit Fees and other fees due and payable under this Agreement shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than noon (Detroit time) in immediately available funds by Companies to Bank. Each of the Companies irrevocably authorizes Bank to charge any account maintained by such Company with Bank for any amounts due and payable under this Agreement.

                  (b) Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

         5.2 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any offsets, voluntary payments by Companies or others and any other sums received or collected in respect of the obligations under this Agreement, shall be applied to the obligations under this Agreement in such order and manner as reasonably determined by the Bank, and then, if there is any excess, to Companies.

         5.3 Deposits and Accounts. In addition to and not in limitation of any rights of the Bank or other holder of the Notes or assignee of Letter of Credit Agreements and Letter of Credit Obligations under applicable law, the Bank and each other such holder shall, in the event of a default under the Notes or any Letter of Credit Agreement or an Event of Default hereunder, and without notice or demand of any kind, have the right to liquidate and collect all property or assets of Companies (including deposits and other credits), whether presently owned or hereafter acquired, in possession or control of (or owing by) the Bank or other holder for any purpose, and to apply the proceeds of any such liquidations and collections, and offset any amounts owing to Companies (or any of them), against Companies' obligations hereunder and under the Notes and Loan Documents.

         6. CONDITIONS. The obligation of Bank to make Advances, to make any disbursement under the Equipment Note and to issue Letters of Credit pursuant to this Agreement is subject to, and the Effective Date of this Agreement shall be the date of, Companies' satisfaction of the following conditions:

         6.1 Execution of Notes and This Agreement. Companies shall have executed and delivered to Bank, the Revolving Credit Note, the Equipment Note, and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto) and the Revolving Credit Note, the Equipment Note, the Loan Documents and this Agreement shall be in full force and effect.

         6.2 Corporate Authority. Bank shall have received: (i) certified copies of resolutions of the Board of Directors of each of the Companies evidencing approval of the borrowings hereunder and execution and delivery of the Loan Documents to which it is party; (ii) certified copies of each Company's Articles of Incorporation and Bylaws; (iii) a certificate of good standing from the state of each Company's incorporation, and from every state in which any of the Companies is qualified to do business; and (iv) an incumbency certificate for each Company.

         6.3 Opinion of Counsel. Companies shall furnish Bank prior to the initial Advance under this Agreement, an opinion of counsel to the Companies dated the date hereof, and covering such matters as required by and otherwise satisfactory in form and substance to the Bank.

         6.4 Collateral Documents. As security for all Indebtedness of Company to the Banks hereunder, Company shall have furnished, executed and delivered to Bank, or caused to be furnished, executed and delivered to Bank, prior to or concurrently with the initial borrowing hereunder, in form and substance satisfactory to the Bank and supported by appropriate resolutions in certified form authorizing same, the Collateral Documents. In addition, if required or advisable under applicable law to perfect the liens granted thereby, the Bank shall have received, concurrently with or prior to the making of Advances hereunder, proof that appropriate financing statements, collateral and other documents covering such Collateral have been executed and delivered by the appropriate parties and recorded or filed in such jurisdictions and such other steps have been taken as necessary to perfect the security interests, or other liens granted thereby.

         6.5 Representations and Warranties. The representations and warranties made by Companies under this Agreement and any of the Loan Documents shall have been true and correct when made and shall be true and correct in all material respects on and as of the date of any of the Advances hereunder, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct when made.

         6.6 Compliance with Certain Documents and Agreements. Companies shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, the Loan Documents and any agreement or other document executed hereunder or thereunder and required to be performed or complied with by each of them and none of such parties shall be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

         6.7 No Default. No Event of Default or event which with the lapse of time or giving of notice or both would constitute an Event of Default shall have occurred and be continuing.

         6.8 No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), properties, business, prospects of, results or operations of Companies (taken as a whole) from December 31, 2000.

         6.9 Company's Certificate. The Bank shall have received a certificate of a responsible senior officer of each Company, dated the date of the making of Advances hereunder, stating that the conditions of Sections 6.1 and 6.5 through 6.8, hereof have been fully satisfied.

         6.10 Other Documents and Instruments. The Bank shall have received such other instruments and documents as the Bank may reasonably request in connection with the making of the Advances hereunder, and all such instruments and documents shall be satisfactory in form and substance to the Bank.

         6.11 Borrowing Base Report. The Bank shall have received a Borrowing Base Report for the period ended April 13, 2001.

         6.12 Continuing Conditions. The obligations of the Bank to make Advances or any other extensions of credit under this Agreement shall be subject to the continuing conditions that all documents executed or submitted pursuant hereto shall be reasonably satisfactory in form and substance to Bank and its counsel; Bank and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Bank and its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any statutory, regulatory or decisional law applicable hereto) shall be satisfactory to counsel to the Bank.

         7. REPRESENTATIONS AND WARRANTIES

         Companies jointly and severally represent and warrant and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         7.1 Corporate Authority. Each Company is a corporation duly organized and existing in good standing under the laws of its state of incorporation; and each Company is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where failure to be so qualified would have a material adverse effect on its business.

         7.2 Due Authorization. With respect to each Company, the execution, delivery and performance of this Agreement, the Loan Documents and any other documents and instruments required under this Agreement to which it is party, and the issuance of the Revolving Credit Note by it, are within its corporate powers, have been duly authorized by each Company, are not in contravention of law or the terms of such Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority material to the transactions contemplated by this Agreement or the Loan Documents.

         7.3 Encumbrances. There are no security interests in, liens, mortgages, or other encumbrances on any of the Companies' property except for Permitted Encumbrances and those not prohibited by the provisions of this Agreement.

         7.4 No Negative Pledges. None of the Companies is a party to, or subject to, any agreement, document or instrument which would restrict or prevent it from granting first priority liens upon, security interests in and pledges of assets to Bank.

         7.5 Subsidiaries. There is no Subsidiary of any Company which is not a party to this Agreement, except as disclosed on Schedule 7.5 hereto.

         7.6 Taxes. Each Company has filed on or before their respective due dates, all federal, state and foreign tax returns which are to the knowledge of Companies required to be filed or have obtained extensions for filing such tax returns and are not delinquent in filing such returns in accordance with such extensions and have paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due except to the extent such tax payments are being actively contested in good faith and to the extent such Company has created reserves for such taxes in accordance with GAAP.

         7.7 Enforceability of Agreement and Loan Documents. This Agreement and each of the Loan Documents to which any of the Companies is a party and all other certificates, agreements and documents executed and delivered by Companies under or in connection herewith have each been duly executed and delivered by their duly authorized officers and constitute the valid and binding obligations of each Company, enforceable in accordance with their respective terms, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles (regardless of whether enforcement is considered in proceedings in law or equity).

         7.8 Non-contravention. The execution, delivery and performance of this Agreement and the Loan Documents and any other documents and instruments required under or in connection with this Agreement by each Company are not in contravention of the terms of any agreement relating to Indebtedness of any Company for borrowed money or any other material indenture, agreement or undertaking to which any Company is a party or by which it is bound.

         7.9 No Litigation. Except as disclosed by Companies to Bank in writing prior to the Effective Date, there are no actions, claims, suits or proceedings pending or, to the knowledge of any Company threatened against or affecting any Company in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which would materially adversely affect the financial condition of the Companies (taken as a whole) or their respective abilities to perform their respective obligations under this Agreement or any of the Loan Documents to which they are party.

         7.10 Consents, Approvals and Filings, Etc. No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person is required in connection with the execution, delivery and performance by any Company of this Agreement, any of the Loan Documents to which it is a party or any other documents or instruments to be executed and or delivered by any Company in connection therewith or herewith.

         7.11 ERISA. None of the Companies maintains or contributes to any employee pension benefit plan subject to Title IV of ERISA, except as set forth in Schedule 7.11 hereto. Except as set forth in Schedule 7.11, as of the date hereof, there is no unfunded "actuarial accrued liabilities" of the Plans, and there are no accumulated funding deficiencies within the meaning of ERISA, or any existing liability with respect to the Plans owed to the PBGC or any successor thereto.

         7.12 No Investment Company. None of the Companies is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Companies is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Advances will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         7.13 Agreements Affecting Financial Condition. None of the Companies is party to any agreement or instrument or subject to any charter or other corporate restriction which materially adversely affects the financial condition, operations or prospects of any such party, as the case may be, except as disclosed on the most recent Form 10-K or 10-Q for Detrex.

         7.14 Title to Collateral. Each Company has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered under the Collateral Documents and, to the Material Property owned by such Company.

         7.15 Environmental Matters and Safety Matters. (a) Each Company is in substantial compliance with all Hazardous Materials Laws, except as disclosed on
Schedule 7.15 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or business of the Companies (taken as a whole).

                  (b) No demand, claim, notice, suit, suit in equity, action, administrative action, notice of investigation or notice of inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any applicable Hazardous Materials Laws is pending or, to the best knowledge of any Company, threatened against any Company, any real property in which any

         Company holds or has held an interest or any past or present operation of any Company, except as disclosed on Schedule 7.15 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or business of the Companies (taken as a whole).

                  (c) Each Company (i) is, to the best of its knowledge, not the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (ii) has not received any notice of any toxic substances, radioactive materials, hazardous waste or related materials released in, or upon any of its properties in violation of any applicable Hazardous Materials Laws, or (iii) does not know of any reasonable basis for any such investigation, notice or violation, except as disclosed on Schedule 7.15 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or business of the Companies (taken as a whole).

                  (d) No release, threatened release, or disposal of hazardous waste, solid waste or other wastes is occurring or, to the knowledge of any Company, has occurred on, under or, to the knowledge of any Company, to any real property in which any Company holds any interest or performs any of its operations, in violation of any Hazardous Material Law except as disclosed on Schedule 7.15 hereto, and as to such matters disclosed on such Schedule, none are expected to have a material adverse effect on the financial condition or business of the Companies (taken as a whole).

         7.16 Accuracy of Information. The consolidated financial statements of Companies dated as of December 31, 2000, furnished the Bank by Companies are correct in all material respects and fairly present the financial condition of Companies and the results of their operations as of the date thereof; since such date there has been no material adverse change in the financial condition of Companies. To the knowledge of Companies' respective financial officers and except as previously disclosed in writing by Companies to Bank, Companies do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of Companies (or any of them).

         8. AFFIRMATIVE COVENANTS

         Companies jointly and severally covenant and agree that they will, so long as the Bank is committed to make any Advances under this Agreement and thereafter so long as any obligations remain outstanding under this Agreement:

         8.1 Financial Statements. Furnish to Bank:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Harvel Plastics, Inc., a copy of the balance sheet of Harvel Plastics, Inc. as at the end of such year and the related statements of income and changes in shareholders' equity and financial position (including changes in cash flow) for such year, setting forth in each case in comparative form the figures for the previous year, certified without qualification or exception arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally or regionally recognized standing;

         (b) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Detrex, a copy of either the consolidated balance sheet of Detrex and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and changes in shareholders' equity and financial position (including changes in cash flow) for such year, setting forth in each case in comparative form the figures for the previous year, certified without qualification or exception arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally or regionally recognized standing, or a copy of the Annual Report on Form 10-K of Detrex as filed with the Securities and Exchange Commission; and

         (c) as soon as available, but in any event within thirty (30) days after the end of each month (other than December), the unaudited consolidated balance sheets of Detrex and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and changes in shareholders' equity and financial position of Detrex and its consolidated Subsidiaries for such month certified by a Responsible Officer of Detrex, on behalf of the Companies as being correct in all material respects (subject to normal year-end audit adjustments);

         (d) as soon as available, but in any event within thirty (30) days after the end of each month, the unaudited balance sheets of Harvel Plastics, Inc. and The Elco Corp. as at the end of such month and the related unaudited statements of income and changes in shareholders' equity and financial position of Harvel Plastics, Inc. and The Elco Corp. for such month certified by a Responsible Officer of Harvel Plastics, Inc. and The Elco Corp. on behalf of the Companies as being correct in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and, in the case of the financial statements to be delivered pursuant to subsections (a) and (b) above, be prepared in accordance with GAAP applied consistently throughout the prior periods reflected therein (except as disclosed therein).

         8.2 Certificates; Other Information. Furnish to Agent and each Bank:

         (a) concurrently with the delivery of the financial statements referred to in Section 8.1(b) and within forty five (45) days after the end of each calendar quarter, a certificate of a Responsible Officer of Detrex, on behalf of the Companies, in the form attached as Exhibit "F" stating that, to the best of such officer's knowledge, the Companies, during such period have observed or performed in all material respects all of their covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes and any other Loan Document to be observed, performed or satisfied by them, and that such officer has obtained no knowledge of any default or Event of Default except as specified in such certificate and setting forth in detail the calculations supporting such statement in the case of compliance with Sections 9.1 through 9.4, inclusive;

         (b) within five (5) days after the same are sent, copies of all financial statements and reports which Detrex sends to its stockholders generally, and within five (5) days after the same are filed, copies of all financial statements and reports which Detrex may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

         (c) on Thursday of each week, a Borrowing Base Report (in the form attached as Exhibit "A") calculating the Lending Availability as of the end of the preceding week;

         (d)      within twenty (20) days after and as of the end of each month
                  (i) in form satisfactory to Bank, a detailed accounts payable list; (ii) in the form attached hereto as Exhibit "D", a summary of Companies' Eligible Inventory, (iii) in form satisfactory to the Bank, a detailed aging of Companies' Accounts, and (iv) in the form attached hereto as Exhibit "H", a Month End Aging and Ineligible Summary.

         (e) as soon as available and in any event not later than forty five (45) days after the end of each fiscal year, financial projections for the Companies for the current fiscal year; and

         (f) as soon as available and in any event not later than forty five (45) days after the end of each fiscal quarter of Detrex, updated financial projections for the Companies for the current fiscal year;

         (g) within thirty (30) days after and as of the end of each month, in form satisfactory to Bank, monthly statements of income for each of Companies' business units;

         (h) promptly, such additional financial and other information as Bank may from time to time reasonably request.

         8.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other obligations of whatever nature, except to the extent being contested in good faith by appropriate proceedings diligently pursued and against which reserves as required by GAAP have been established and except for the payment of trade payables in the ordinary course of business in a manner consistent with past practice.

         8.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by them, and preserve, renew and keep in full force and effect their corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of their businesses; comply with all Contractual Obligations, Requirements of Law and applicable Environmental Laws except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Companies taken as a whole.

         8.5 Maintenance of Property. In a manner consistent with past practice and prudent business practices, keep all Material Property owned or leased by any of the Companies in good working order and condition.

         8.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities; and permit representatives of Bank (a) to visit and inspect any of their properties and, unless otherwise prohibited by law or any rule, regulation or court order promulgated or issued by any Governmental Authority, examine and make abstracts from any of their books and records at any reasonable time and as often as may reasonably be desired, (b) for the purposes of determining compliance by Companies with the terms of this Agreement, conduct collateral audits of Companies, (c) to discuss the business, operations, properties and financial and other condition of Companies with officers of Companies and with their independent certified public accountants; and (d) to verify with Account Debtors Accounts balances owed to Companies.

         8.7 Notices. Promptly give notice to the Bank:

         (a)      of the occurrence of any default or Event of Default;

         (b) of the occurrence of any default or event of default under any Contractual Obligation of any of Companies or of any litigation, investigation or proceeding which may exist at any time between Companies (or any of them) and any

                  Governmental Authority, which in either case, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Companies taken as a whole;

         (c) of any litigation or proceeding affecting Companies (or any of them) (i) in which the anticipated liability or assessment against Companies (or any of them) is Five Hundred Thousand Dollars ($500,000) or more individually or Two Million Dollars ($2,000,000) or more in the aggregate and not covered by insurance or reserved against by Companies in accordance with GAAP or (ii) in which injunctive or similar relief is sought and which could have a material adverse effect on the business, operations, property or financial or other condition of Companies taken as a whole;

         (d) of the following events, to the extent applicable, as soon as possible and in any event within thirty (30) days after any of the Companies knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or any Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and with respect to a Multiemployer Plan, the reorganization or insolvency of the Plan, and in addition to such notice, deliver to the Agent and each Bank whichever of the following may be applicable:
                  (1) a certificate of the chief financial officer of Detrex setting forth details as to such Reportable Event and the action that the applicable Company or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (2) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

         (e) of a material adverse change in the business, operations, property or financial or other condition of the Companies (taken as a whole).

         Each notice pursuant to this Section 8.7 shall be accompanied by a statement of a Responsible Officer of Detrex, on behalf of the Companies, setting forth details of the occurrence referred to therein and stating what action (including the timing thereof) the Companies propose to take with respect thereto.

         8.8 Indemnification. Indemnify and save Bank harmless from all loss, cost, damage, liability or expenses, including attorney fees, incurred by Bank by reason of an Event of Default or in exercising in good faith any of its rights, remedies or prerogatives under or in connection with this Agreement or any of the Loan Documents, provided, however, Companies shall have no such indemnification obligations with respect to losses, costs, damages, liabilities or expenses arising from the gross negligence or willful misconduct of the Bank.

         8.9 Further Assurances; Financing Statements. Furnish to Bank and at Companies' expense, upon Bank's request, in form satisfactory to Agent, assignments, lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral pledged, assigned, or encumbered pursuant to the Collateral Documents of every nature and description, whether now owned or hereafter acquired, to the extent that Bank may reasonably require, or execute and deliver or cause to be executed and delivered such other documents or instruments as Bank may reasonably require to effectuate more fully the purposes of this Agreement.

         8.10 Compliance with Leases. Comply with the material terms and conditions of any leases covering any premises or property (real or personal) wherein any of the Collateral pledged, assigned or encumbered pursuant to the Collateral Documents is located, or covering any of the Material Property, and any orders, ordinances, laws or statutes of any city, state or other governmental department having jurisdiction with respect to such premises or property, or the conduct of business thereon.

         8.11 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and then current practice would dictate; and in the case of all policies covering property subject to the Collateral Documents, or property in which the Banks shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Companies, and the Bank; all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with the Bank; and Companies assign to the Bank as additional security for the repayment of the Indebtedness and the performance of all other obligations hereunder, all their rights to receive insurance proceeds of any kind.

         8.12 Power of Attorney. Each Company does hereby make, constitute and appoint any officer or agent of Bank as its true and lawful attorney-in-fact, with power, upon the occurrence of any Event of Default (exercisable following the expiration of any applicable period of cure and for so long as such Event of Default is continuing), to endorse its name or any of its officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance) or collateral that may come into possession of the Agent in full or part payment of any amounts owing to the Bank; to sign and endorse its name and/or any of its officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with its Accounts, and any instrument or document relating thereto or to its rights therein; to execute on its behalf, any financing statements, amendments, subordinations or other filings pursuant to this Agreement or any of the Loan Documents, granting unto Bank, as its attorney-in-fact, full power to do any and all things necessary to be done in and about the premises as fully and effectually as Companies might or could do, and hereby ratifying all that any said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney described herein shall be deemed coupled with an interest and shall be irrevocable until the Revolving Credit Maturity Date and thereafter until payment in full of all the Indebtedness of Companies to the Bank under this Agreement and the performance by Companies of all other obligations under this Agreement and the Loan Documents; Bank may, at any time after the occurrence of an Event of Default, but before the expiration of any applicable cure period or delivery of any required notice, notify Account Debtors that Collateral has been assigned to Bank and that payments shall be made directly to Bank. Upon request of the Bank, Companies will so notify such Account Debtors and will indicate on all billings to such Account Debtors that their accounts must be paid to or as directed by Bank. The Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in the name of the Bank or in the name of Companies, provided only that Bank shall act in a commercially reasonable manner.

         9. NEGATIVE COVENANTS

         Companies jointly and severally covenant and agree that so long as any Indebtedness or the commitment to lend under this Agreement remains outstanding, they will not, without the prior written consent of the Bank:

         9.1 Cash Flow Coverage Ratio. Permit the Consolidated Cash Flow Coverage Ratio (Environmental) at any time to be less than .50 to 1.0 or the Consolidated Cash Flow Coverage Ratio (Operating) to be less than 1.15 to 1.0.

         9.2 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than $19,000,000.

         9.3 Indebtedness. Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

         (a)      indebtedness to the Bank;

         (b)      indebtedness set forth on Schedule 9.3 hereof;

         (c) purchase money indebtedness incurred in connection with the acquisition of fixed assets to the extent not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding.

         9.4 Limitation on Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired except:

         (a)      Liens established under the Collateral Documents;

         (b)      Permitted Encumbrances.

         9.5 Contingent Obligations. Create, assume or suffer to exist any Contingent Obligation.

         9.6 Prohibition of Fundamental Changes. Enter into any transaction or merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, or make any material change in its present method of conducting business, except that:

         (a) any Subsidiary of Detrex may be merged or consolidated with or into Detrex (provided that Detrex shall be the continuing or surviving corporation) or with any one or more Subsidiaries of Detrex (provided that if any such transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation);

         (b) any Subsidiary of Detrex may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Detrex or another wholly-owned Subsidiary of Detrex;

         (c) Companies may acquire any assets or business, or the capital stock of businesses in the same or a related enterprise, provided, that immediately after each such transactions and after giving effect thereto, Companies are in compliance with the terms of this Agreement and provided further, that the aggregate purchase price for such acquisitions shall not exceed Five Hundred Thousand Dollars ($500,000) during any single fiscal year of Detrex.

         9.7 Prohibition on Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired, except as permitted by Section 9.8 hereof and except for dispositions of obsolete or worn out property and other property (including inventory) disposed of in the ordinary course of business.

         9.8 Investments. Make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (all such transactions being herein called "investments") except:

         (a) investments in accounts, contract rights and chattel paper (as defined in the UCC) and notes receivable, arising or acquired in the ordinary course of business;

         (b) investments arising from sales of property (including products and services) not prohibited by this Section 9;

         (c) investments in bank certificates of deposit or eurodollar deposit accounts (but only with banks having a combined capital and surplus in excess of Fifty Million Dollars ($50,000,000), open market commercial paper maturing within one year having the rating of either Standard & Poor's Corporation of A-2 or better or of Moody's Investors Service, Inc. of P-2 or better, U.S. Treasury Bills subject to repurchase agreement and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof;

         (d) Companies' existing investments described in Schedule 9.8 attached hereto; and

         (e)      investments permitted by Section 9.6 hereof.

         9.9 Sale and Leaseback. Enter into any transaction with any Person providing for the leasing by one of the Companies of real or personal property which has been or is to be sold or transferred by such Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Company, except any such transaction involving assets having an aggregate book value which does not exceed One Hundred Thousand Dollars ($100,000).

         9.10 Negative Pledge of Assets. Enter into, or allow to exist, any agreement, document or instrument which would restrict or prevent any of the Companies from granting Agent on behalf of the Banks first priority liens upon, security interests in and mortgages upon any of their respective assets subject only to Liens permitted by the provisions of Section 9.5 of this Agreement.

         10. DEFAULTS

         10.1 Events of Default. Any of the following events is an "Event of Default":

         (a) Non-payment of the principal, when due, under any Note issued hereunder, or of any Letter of Credit Obligation to be paid hereunder or under any Letter of Credit Agreement in accordance with the terms hereof and thereof or non-payment of interest, when due, under any Note issued hereunder;

         (b) Default in the payment of any money payable by Companies to the Bank hereunder, other than as set forth in subsection (a), above within three (3) Business Days of the date the same is due and payable;

         (c) Default is made in the due observance or performance of any term, covenant or agreement contained in Sections 8.1 though
                  8.12 or Sections 9.1 through 9.10 of this Agreement;

         (d) Default is made in the due observance or performance of any other term, covenant or agreement contained in this Agreement or any other Loan Document and such default continues unremedied for a period of thirty (30) days after written notice of such default by Bank to Companies;

         (e) Any representation or warranty made by Companies (or any of them) herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue in any material respect when made or deemed made;

         (f) Any of the Companies shall (i) default in any payment of principal or of interest on any Indebtedness in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

         (g) (i) Any of the Companies shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any of the Companies shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Companies any case, proceeding or other action of a nature referred to in clause
                  (i) above which (A) results in the entry of any order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty
                  (60) days; or (iii) there shall be commenced against any of the Companies any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any of the Companies shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any of the Companies shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         (h) To the extent applicable, (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4875 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, an Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for thirty
                  (30) days after notice of such Reportable Event pursuant to
                  Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for thirty (30) days after commencement thereof, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could subject any of the Companies to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Companies taken as a whole; or

         (i) One or more judgments or decrees shall be entered against the Companies (or any of them) involving in the aggregate a liability (not paid or not fully covered by insurance) of Two Hundred Fifty Thousand Dollars ($250,000) or more and all such judgments or decrees shall not have been vacated, discharged, or stayed pending appeal within sixty
                  (60) days from the entry thereof; or

         (j) There shall be any Environmental Material Adverse Event or there shall be any other material adverse change in the business, operations, assets or in the financial or other condition, of the Companies taken as a whole;

         (k) There shall be any change for any reason in the management, ownership or control of any of the Companies which shall in the reasonable judgment of the Bank materially adversely affect the prospects for the successful operation of any of the Companies.

         10.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (v) the Bank may declare the Revolving Credit Commitment terminated; (w) the Bank may declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Companies; (x) upon the occurrence of any Event of Default specified in subsection (g), above, and notwithstanding the lack of any declaration by Bank under preceding clause (w), the entire unpaid principal Indebtedness, including the Notes, shall become automatically and immediately due and payable, and the Revolving Credit Commitment shall be automatically and immediately terminated; and (y) the Bank may exercise any remedy permitted by this Agreement, the Loan Documents or law.

         10.3 Rights Cumulative. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         10.4 Waiver by Companies of Certain Laws. To the extent permitted by applicable law, each Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, or any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

         10.5 Waiver of Defaults. No Event of Default shall be waived by the Bank except in a writing signed by an officer of the Bank in accordance with
Section 11.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Bank. No waiver of any Event of Default shall extend to any other or further event of default. No forbearance on the part of the Bank in enforcing any of its rights shall constitute a waiver of any of their rights. Each Company expressly agrees that this Section may not be waived or modified by the Bank by course of performance, estoppel or otherwise.

         11. MISCELLANEOUS

         11.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

         11.2 Consent to Jurisdiction. Each of the Companies and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Companies and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Companies irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Companies at their addresses specified on Schedule 1 hereto or by certified mail directed to such address or such other address as may be designated by Companies in a notice to the other parties that complies as to delivery with the terms of
Section 11.6. Nothing in this Section shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against Companies or any of their property in the courts of any other jurisdiction. Each Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

         11.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, except to the extent that the Uniform Commercial Code, other personal property law or real property law of a jurisdiction where Collateral is located is applicable and except as and to the extent expressed to the contrary in any of the Loan Documents. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.4 Interest. In the event the obligation of Companies to pay interest on the principal balance of the Revolving Credit Note is or becomes in excess of the maximum interest rate which Companies are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable to the Notes shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         11.5 Closing Costs and Other Costs. Companies agree to pay, or reimburse the Bank for payment of, on demand (a) all closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees and advances, appraisal and accounting fees, and lien search fees incurred by Bank in connection with any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement; (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (c) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Event of Default or the enforcement of this Agreement, or the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement. All of said amounts required to be paid by Companies, as aforesaid, may, at Bank's option, be charged by Bank as an Advance.

         11.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on
Schedule 1 hereto or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

         11.7 Further Action. Companies, from time to time, upon written request of Bank will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

         11.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Companies may not assign or otherwise transfer any of their rights under this Agreement without the prior written consent of the Bank.

         11.9 Indulgence. No delay or failure of the Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of the Bank hereunder are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have.

         11.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

         11.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Companies therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         11.12 Confidentiality. Bank agrees that it will not disclose without the prior consent of Companies (other than to its employees or to its auditors or counsel) any information with respect to Companies, which is furnished pursuant to this Agreement or any of the Loan Documents and specifically designated in writing by Companies as confidential information; provided that Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to Companies, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to the Bank, and (e) to any transferee or assignee or to any participant of, or with respect to, the Revolving Credit Note.

         11.13 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Bank and Companies and the issuance by Companies of the Revolving Credit Note hereunder, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder or under any of the other Loan Documents, whether optional or obligatory, remains outstanding.

         11.14 Waiver of Jury Trial. The Bank and Companies, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or action of any of them. Neither the Bank nor Companies shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the Bank or Companies except by a written instrument executed by all of them.

         11.15 Complete Agreement; Conflicts. This Agreement, the Revolving Credit Note, any Requests for Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

         11.16 Severability. In case any one or more of the obligations of Companies under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Companies shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Companies under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

         11.17 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

         11.18 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         11.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or any event or condition which with notice or lapse of time, or both, could become such an Event of Default if such action is taken or such condition exists.

         11.20 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Companies or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Companies in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank or on the Bank's behalf, and those covenants and agreements of Companies set forth in Sections
8.8 and 11.5 (together with any other indemnities of Companies contained elsewhere in this Agreement or in any of the Loan Documents) shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Commitment.

         11.21 Concerning Joint and Several Liability of the Companies and Related Matters.

         (a) Each of the Companies authorizes Detrex with full power and authority as attorney-in-fact, to execute and deliver Requests for Advances, requests for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Companies to the Bank pursuant to this Agreement. Each of the Companies agrees that it shall be bound by any action taken by Detrex on its behalf pursuant to such appointment.

         (b) Each of the Companies is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Bank under this Agreement, for the mutual benefit, directly and indirectly, of each of the Companies and in consideration of the undertakings of each of the Companies to accept joint and several liability for the obligations of each of them.

         (c) Each of the Companies jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Company, with respect to the payment and performance of all of the obligations arising under this Agreement, it being the intention of the parties hereto that all the obligations shall be the joint and several obligations of all the Companies without preferences or distinction among them.

         (d) If and to the extent that any of the Companies shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Companies will make such payment with respect to, or perform, such obligation.

         (e) The obligations of each Company under the provisions of this Agreement constitute full recourse obligations of such Company enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

         (f) The obligations of each Company under this Agreement shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Company or any Bank or the Agent. The joint and several liability of the Companies hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Company or the Bank.

         (g) The provisions of this Section 11.21 are made for the benefit of the Bank and its successors and assigns, and may be enforced by them from time to time against any of the Companies as often as occasion therefor may arise and without requirement on the part of the Bank first to marshall any of its claims or to exercise any of its rights against the other Companies or to exhaust any remedies available to it against the other Companies or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 11.21 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Bank upon the insolvency, bankruptcy or reorganization of the Companies, or otherwise, the provisions of this Section
11.21 will forthwith be reinstated in effect, as though such payment had not been made.

         11.22 Conflict between Security Agreements, Mortgages and Agreement. In the event of any express inconsistency between the terms and provisions of the Security Agreements or the Mortgages and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                               DETREX CORPORATION



By:                                         By:
   -------------------------------             ----------------------------
        Jeffrey S. Pitts                       Robert M. Currie

Its: Vice President                         Its: Secretary
101 N. Main Street, Suite 200
Ann Arbor, MI 48104
Fax No. (734) 930-6224

                                          THE ELCO CORPORATION




                                          By:
                                             -------------------------------
                                                   Robert M. Currie

                                          Its: Secretary


                                          HARVEL PLASTICS, INC.




                                          By:
                                             -------------------------------
                                                   Gerald J. Israel

                                          Its: Director


                                          S.O. REALTY, INC.




                                          By:
                                             -------------------------------
                                                   Robert M. Currie

                                          Its: Secretary

                                   EXHIBIT "A"

                                 [SEE ATTACHED]

                                   EXHIBIT "E"

                              REVOLVING CREDIT NOTE


                                                               Detroit, Michigan
$13,000,000       April 25, 2001


         On or before May 1, 2003, FOR VALUE RECEIVED, the undersigned (collectively "Companies") jointly and severally promise to pay to the order of Comerica Bank, a Michigan banking corporation ("Bank") at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the Indebtedness to Bank or so much of the sum of Thirteen Million Dollars ($13,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement ("Agreement") dated as of April 25, 2001, made by and between Companies and Bank, together with interest thereon as hereinafter set forth. Capitalized terms used herein, unless defined to the contrary, have the meanings given them in the Agreement.

         Each of the Advances made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made.

         Companies agree that in the event of a default hereunder or any default or Event of Default under the Agreement, Bank shall be entitled to liquidate and collect all property or assets (including deposits and other credits) whether presently owned or hereafter acquired, of Companies in possession or control of (or owing by) the Bank for any purpose, and to apply the proceeds of such liquidations and collections, and offset any amounts owing by Bank, against Companies' obligations hereunder and under the Agreement.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Companies hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby.
         This Note is an extension and renewal of a Revolving Credit Note dated February 29, 2000 in the principal amount of $13,000,000 by Companies payable to Bank.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                           DETREX CORPORATION



                                           By:
                                              ---------------------------
                                                    Robert M. Currie

                                           Its: Secretary



                                           THE ELCO CORPORATION



                                           By:
                                              ---------------------------
                                                    Robert M. Currie

                                           Its: Secretary



                                           HARVEL PLASTICS, INC.



                                           By:
                                              ---------------------------
                                                    Gerald J. Israel

                                           Its: Director



                                           S.O. REALTY, INC.



                                           By:
                                              ---------------------------
                                                    Robert M. Currie

                                           Its: Secretary

                                   EXHIBIT "F"

                       CERTIFICATE OF COVENANT COMPLIANCE


To:      Comerica Bank

         Re: Amended and Restated Credit Agreement dated as of April 25, 2001 ("Credit Agreement"), by and between Comerica Bank, and Companies.

Gentlemen:

         This certificate is furnished pursuant to Section 8.2(a) of the Credit
Agreement and sets forth various information as of         , 200    (the
"Computation Date").

         1. Tangible Net Worth. On the Computation Date, Consolidated Tangible
Net Worth, which is required to be at least $            was           as
computed in the supporting documents attached hereto as Schedule 1.

         2. Cash Flow Coverage Ratio. On the Computation Date, Consolidated Cash Flow Coverage Ratio (Environmental), which was required to be at
least      to 1.0 was       to 1.0 and Consolidated Cash Flow Coverage Ratio
(Operating) which was required to be at least     to 1.0 was
to 1.0 as computed in the supporting documents attached as Schedule 1.

         The undersigned officer of Detrex, on behalf of Companies, hereby certifies that:

         A. All of the information set forth in this Compliance Certificate (and in any Schedule attached hereto) is true and correct in all material respects; and

         B. As of the Computation Date, the Companies have observed and performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and in the Notes and any other Loan Documents to be observed, performed and satisfied by them.

         C. I have personally reviewed the Credit Agreement and this Compliance Certificate is based on an examination sufficient to assure that this Compliance Certificate is accurate.

         D. Except as stated as Schedule 2 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an

Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Companies), no default or Event of Default has occurred and is continuing on the date of this Compliance Certificate.

         Capitalized terms used herein and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

         IN WITNESS WHEREOF, Detrex, on behalf of the Companies, has caused this Certificate to be executed and delivered by its duly authorized officer
this       day of             , 200   .


                                             DETREX CORPORATION, on behalf of
                                             the Companies




                                             By:
                                                ------------------------------


                                             Its:
                                                 -----------------------------

                             Schedule 1 to Exhibit H


                           [TO BE PREPARED BY DETREX]

                                   EXHIBIT "I"

                                 EQUIPMENT NOTE


                                                               Detroit, Michigan
$3,000,000    April 25, 2001


         On or before May 1, 2002, FOR VALUE RECEIVED, the undersigned (collectively "Companies") jointly and severally promise to pay to the order of Comerica Bank, a Michigan banking corporation ("Bank") at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the Indebtedness to Bank or so much of the sum of Three Million Dollars ($3,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement ("Agreement") dated as of April 25, 2001, made by and between Companies and Bank, together with interest thereon as hereinafter set forth. Capitalized terms used herein, unless defined to the contrary, have the meanings given them in the Agreement.

         Each of the advances made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances and repayments but not readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made.

         Companies agree that in the event of a default hereunder or any default or Event of Default under the Agreement, Bank shall be entitled to liquidate and collect all property or assets (including deposits and other credits) whether presently owned or hereafter acquired, of Companies in possession or control of (or owing by) the Bank for any purpose, and to apply the proceeds of such liquidations and collections, and offset any amounts owing by Bank, against Companies' obligations hereunder and under the Agreement.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Companies hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                           DETREX CORPORATION




                                           By:
                                              -------------------------------
                                                    Robert M. Currie

                                           Its: Secretary


                                           THE ELCO CORPORATION



                                           By:
                                              -------------------------------
                                                     Robert M. Currie

                                           Its: Secretary


                                           HARVEL PLASTICS, INC.



                                           By:
                                              -------------------------------
                                                    Gerald J. Israel

                                           Its: Director


                                           S.O. REALTY, INC.


                                           By:
                                              -------------------------------
                                                    Robert M. Currie

                                           Its: Secretary

                                   EXHIBIT "I"

                                 EQUIPMENT NOTE



$
 -------------------                                           Detroit, Michigan

                                                                         , 200
                                                             ------------     --

         FOR VALUE RECEIVED, the undersigned (collectively "Companies" jointly and severally promise to pay to the order of Comerica Bank, a Michigan banking corporation ("Bank") at 500 Woodward Avenue, Detroit, Michigan, in lawful money
of the United States of America the principal sum of               Dollars
($        ) in lawful money of the United States of America payable in monthly
principal installments each in the amount of $         commencing on         ,
        , and on a like day of each month thereafter until           , 200   ,
when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

         The principal balance from time to time outstanding hereunder shall bear interest at a per annum interest rate equal to Bank's Prime Rate less one quarter of one percent (1/4%) or as otherwise determined under the Agreement (as defined below), and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note evidences borrowing under, is subject to, and may be accelerated or matured under, the terms of the Amended and Restated Credit Agreement dated as of April 25, 2001, made by and between Companies and Bank ("Agreement"), to which reference is hereby made.

         Companies agree that in the event of a default hereunder or any default or Event of Default under the Agreement, Bank shall be entitled to liquidate and collect all property or assets (including deposits and other credits) whether presently owned or hereafter acquired, of Companies in possession or control of (or owing by) the Bank for any purpose, and to apply the proceeds of such liquidations and collections, and offset any amounts owing by Bank, against Companies' obligations hereunder and under the Agreement.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Companies hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full share succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby.
         Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                       DETREX CORPORATION



                                       By:
                                          -------------------------------
                                                 Robert M. Currie

                                       Its: Secretary



                                       THE ELCO CORPORATION



                                       By:
                                          -------------------------------
                                                Robert M. Currie

                                       Its: Secretary



                                       HARVEL PLASTICS, INC.



                                       By:
                                          -------------------------------
                                                Gerald J. Israel

                                       Its: Director



                                       S.O. REALTY, INC.



                                       By:
                                          -------------------------------
                                                Robert M. Currie

                                       Its: Secretary

                                   EXHIBIT "K"

                               REQUEST FOR ADVANCE

         Pursuant to the Amended and Restated Credit Agreement dated as of April 25, 2001, (herein called "Agreement"), the undersigned, on behalf of the
Companies, hereby request COMERICA BANK ("Bank") to make a(an)                *
Advance to the Companies on                 ,      , in the amount
of                                 DOLLARS, ($           ) under the Revolving
Credit Note dated April 25, 2001 issued by the Companies to Bank
(herein called "Note"). The Interest Period for the requested Advance, if
applicable, shall be                            .** The last day of the Interest
Period for the amounts being converted or refunded hereunder, if applicable,
is                  ,             .

         The undersigned, on behalf of the Companies, certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies, on behalf of the Companies, that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advance under such Note. If the amount advanced to the Companies under the Note shall at any time exceed the face amount thereof or any advance formula applicable to Advances under such Note, the Companies will pay such excess amount on demand.

         The undersigned, on behalf of the Companies, hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the
account of           with Bank separately designated by the Companies or as the undersigned, as agent for the Companies, may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

         Dated this        day of                       ,           .

                                     DETREX CORPORATION, for itself and
                                     on behalf of the other Companies




                                     By:
                                        ------------------------------


                                     Its:
                                         -----------------------------


------------
*Insert, as applicable, "Eurodollar-based", or "Prime-based".

**For a Eurodollar-based Advance insert, as applicable, "1, 2, 3 or 6 months".